UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐  Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

April 1, 2014

Dear MoneyGram Stockholder:

You are invited to attend our 2014 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Central Time on Tuesday, May 6, 2014 in The Ritz Carlton, Oak Room, located at 2121 McKinney Avenue, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2013.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley

Chairman and Chief Executive Officer

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2014

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:00 a.m. Central Time on Tuesday, May 6, 2014 in The Ritz Carlton, Oak Room, located at 2121 McKinney Avenue, Dallas, Texas for the following purposes:

1.	To elect nine directors to serve one-year terms;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; and

4.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 14, 2014, referred to herein as the record date, are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

i

ii

MONEYGRAM INTERNATIONAL, INC.

PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2014, beginning at 8:00 a.m., Central Time, in The Ritz Carlton, Oak Room, located at 2121 McKinney Avenue, Dallas, Texas, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about April 1, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2014

The Notice of Annual Meeting, proxy statement and 2013 Annual Report on Form 10-K are available at http://ir.moneygram.com/governance.cfm.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock, a common stock equivalent.

Stockholders of record of MoneyGram common stock at the close of business on March 14, 2014, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 58,027,509 shares of common stock and 109,239.4718 shares of D Stock were outstanding. As of the record date, the 109,239.4718 shares of D Stock are convertible into 13,654,930 shares of common stock upon transfer to any holder other than The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group.

As of the record date, affiliates of Thomas H. Lee Partners, L.P., or THL, own approximately 62.7 percent of our common stock. As of the record date, the Goldman Sachs Group stockholders holding D Stock would own approximately 19.7 percent of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 50.7 percent of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

—	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

—	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

—	vote again by telephone or on the Internet prior to the meeting; or

—

attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The cost of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees; (ii) “FOR” approval of the advisory vote on executive compensation; and (iii) “FOR” the ratification of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2014. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the then outstanding common stock, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

Advisory Vote on Executive Compensation (Proposal 2).    The affirmative vote of a majority of the voting power of the then outstanding common stock voted with respect to this proposal is required to approve, on an advisory basis, the overall executive compensation policies and procedures employed by MoneyGram for its named executive officers. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining future executive compensation decisions. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” the approval of our executive compensation at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2014 (Proposal 3).    The affirmative vote of a majority of the voting power of the then outstanding common stock voted with respect to this proposal is required for the approval of this proposal. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2014 at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1 and 2 and will have no effect on the outcome of such proposals.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

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Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

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Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

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Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction, referred to herein as the 2008 Recapitalization, pursuant to the terms of an amended and restated purchase agreement, or the Purchase Agreement, dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co., referred to herein as Goldman Sachs, and, together with THL, the Investors. Pursuant to the Purchase Agreement, MoneyGram, among other things, sold shares of Series B Participating Convertible Preferred Stock, or B Stock, to THL and shares of Series B-1 Participating Convertible Preferred Stock, or B-1 Stock, to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the B Stock and B-1 Stock, referred to together herein as the Series B Stock, through the issuance of shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

2011 Recapitalization/Offering

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,503 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. Such transactions are referred to collectively herein as the 2011 Recapitalization. On May 18, 2011, the Company and the Investors completed the 2011 Recapitalization.

In November 2011, MoneyGram closed an underwritten secondary public offering, pursuant to which the Investors sold an aggregate of 10,237,524 shares of our common stock.

2014 Equity Transactions

On March 24, 2014, the Company launched an underwritten secondary public offering for an aggregate of 8,000,000 shares of common stock by the Investors, with an option for the underwriters to purchase up to an additional 1,200,000 shares of common stock. The Company will not sell any shares in the offering and will not receive any proceeds. Additionally, the Company announced that it intends to repurchase 8,185,092 shares of common stock from Investors who are affiliates or coinvestors of THL concurrently with the closing of the offering. The share repurchase will be effected in a private, non-underwritten transaction at a price of $16.25 per share of common stock. The repurchased shares will be cancelled and will no longer be outstanding following the completion of the share repurchase. The Company expects to fund the share repurchase with borrowings under a new incremental term loan having substantially the same terms as the Company’s existing term loan. The offering, the share repurchase and the incurrence of the new incremental term loan are all contingent on one another and are expected to close on April 2, 2014.

Reverse Stock Split

On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding common stock and a corresponding decrease in its authorized shares of common stock to a total of 162.5 million shares. All share numbers in this proxy statement reflect the reverse stock split.

Board Representation

Pursuant to the Purchase Agreement, the Investors were provided with certain rights with respect to representation on the Board and committees of the Board, referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. During 2013, THL designated Thomas M. Hagerty, Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. The Purchase Agreement also provides for the general attendance by two representatives of Goldman Sachs to observe at Board meetings. However, during 2013 Goldman Sachs advised the Company that it has declined to designate any such representative at this time.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation provides that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the then outstanding common stock voted with respect to the director. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board of Directors is currently comprised of nine members: five Independent Directors (as defined below), three Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ambassador Antonio O. Garza, W. Bruce Turner and Peggy Vaughan currently serve as Independent Directors on the Board. An “Independent Director” means a director or director nominee who satisfies all standards for independence under the Nasdaq Stock Market, or Nasdaq, listing standards and any other applicable laws. Messrs. Hagerty, Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley, the Company’s CEO, serves as our Chairman of the Board. Each of the Company’s current directors is seeking re-election at the 2014 annual meeting of stockholders. Information about the nominees is set forth in “Part Three —Proposals to be Voted on at the 2014 Annual Meeting — Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the Nasdaq listing standards. As a result, the Nasdaq listing standards do not require our Board to be comprised of at least a majority of Independent Directors or our Human Resources and Nominating Committee to be comprised entirely of Independent Directors. The Nasdaq listing standards do, however, require our Audit Committee to be comprised entirely of Independent Directors. As required by the Nasdaq listing standards, our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards and the applicable Securities and Exchange Commission, or SEC, regulations: Ms. Vaughan, Messrs. Clark, Dahir and Turner and Amb. Garza.

Board Meetings

The Board held 12 meetings during 2013. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served, other than Mr. Hagerty, who attended approximately 70 percent of the aggregate number of meetings of the Board and meetings of the committees on which he served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2013 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its members to preside over each executive session of non-management directors. In 2013, the Board held five executive sessions of the non-management directors, which included all directors except Ms. Patsley.

Meetings of and Voting by Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, the Board schedules an executive session of the independent directors at least annually. In 2013, the Board held five executive sessions of the independent directors.

Board Leadership Structure

The Company does not have a lead independent director. The Board does, however, choose one non-management director to preside over each executive session of non-management directors. The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. In September 2009, the Board appointed Ms. Patsley to serve as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board, thereby promoting greater accountability and a unified approach to the development and execution of the Company’s strategy.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board of Directors meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security, meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, and legal settlements, evaluates potential key acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews internal audit’s process for assessing risk and the results of such risk assessment and also regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Board Committees — Audit Committee” in this proxy statement.

The Company believes that its current leadership structure, which combines the role of Chairman and CEO, as discussed above, promotes effective oversight of the Company’s risk management by providing united leadership through a single person, while allowing all directors to be actively involved in the risk oversight function and fully engaged in discussions with management and Board deliberations and decisions.

Compliance and Ethics Committee.    We have established a Compliance and Ethics Committee comprised of certain non-management members of the Board. This committee, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, anti-corruption policy and anti-fraud and anti-money laundering policies, oversees the activities of the Company’s chief compliance officer with respect thereto and oversees the Company’s compliance with the Deferred Prosecution Agreement, referred to as the DPA, entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the Nasdaq listing standards, MoneyGram is not required to maintain independent compensation and nominating committees.

Audit Committee

The Audit Committee currently consists of Ms. Vaughan and Messrs. Clark, Dahir (Chair) and Turner. Ms. Vaughan was appointed to the Audit Committee following her election to the Board in February 2014.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on the Audit Committee is limited to Independent Directors, and the Board has determined that each member of the Audit Committee is an Independent Director. The Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards and that Mr. Dahir qualifies as an “audit committee financial expert” under the rules of the SEC and possesses “financial sophistication” as defined under the Nasdaq listing standards. See “Part Three — Proposals To Be Voted on at the 2014 Annual Meeting — Proposal 1: Election of Directors.” No member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2013.

The Audit Committee held ten meetings in 2013. The Board has adopted a separate written charter for the Audit Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and to review quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, the independence and performance of our internal auditor and our independent registered public accounting firm, and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance —Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee, or HRNC, currently consists of Messrs. Clark (Chair) and Lawry and Amb. Garza.

The HRNC held five meetings in 2013. The Board has adopted a separate written charter for the HRNC, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the HRNC charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The HRNC also approves the grant of equity compensation to executive officers of the Company, and has delegated authority to the CEO for the recruitment and promotional grants of equity compensation to non-executive officers. During 2013, the HRNC utilized the services of Lyons,

Benenson & Company Inc., or LB&Co., as its compensation consultant. In 2013, LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Part Four — Other Important Information — Compensation Discussion and Analysis — The Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2013, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on our HRNC.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by sending a writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services or technology consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the HRNC seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the Nasdaq listing standards and applicable SEC regulations.

In general, candidates for membership as Independent Directors are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines. So long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2015 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information —  Stockholder Proposals for the 2015 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, and fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee comprised of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.    In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the then outstanding voting stock, voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected.

If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSALS TO BE VOTED ON AT THE 2014 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2015 annual meeting of stockholders: Mmes. Patsley and Vaughan, Messrs. Clark, Dahir, Hagerty, Lawry, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

J. Coley Clark, 68, Director since 2010

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on in the past five years:    i2 Technologies, Inc. (2008-2010).

Other Director Criteria:    Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as Chairman of the Board and Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 68, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:    Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa Inc. Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Antonio O. Garza, 54, Director since 2012

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2009. Amb. Garza has served as chairman of Vianovo Ventures, the cross-border business unit of a management consulting firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Mr. Garza is a past partner at Bracewell & Patterson (now Bracewell & Giuliani) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Basic Energy Services, Inc., a well site service company to oil and gas companies, and Kansas City Southern, a railroad company. Amb. Garza serves on the Board of Trustees of Southern Methodist University and the Development Board of the University of Texas at Austin.

Other Director Criteria:    Amb. Garza brings to the Board an extensive governance background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Thomas M. Hagerty, 51, Director since 2008

Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. and has been with THL since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; and First BanCorp., a community banking services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001.

Other Director Criteria:    Mr. Hagerty is one of the Board Representatives designated by THL, as discussed above in “Part Two – Board of Directors and Governance.” Mr. Hagerty brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL.

In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that he shares with the Board.

Seth W. Lawry, 49, Director since 2008

Mr. Lawry is a Managing Director of Thomas H. Lee Partners, L.P. and has been with THL from 1989 to 1990 and rejoined the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and is a director of various private and non-profit institutions.

Other public company boards served on in the past five years:    Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Pamela H. Patsley, 57, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Company. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, and from May 2002 to October 2007 Ms. Patsley served as President of First Data International. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on in the past five years:    Molson Coors Brewing Company and its predecessor, Coors Brewing Company (1996-2009).

Director Criteria:    Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 37, Director since 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. He currently serves as a director of Nielsen Holdings N.V., a global information and measurement company. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department.

Director Criteria:    Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

W. Bruce Turner, 54, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001 he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Other public company boards served on in the past five years:    Lottomatica S.p.A. (2006-2011).

Director Criteria:    Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and chief executive officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Peggy Vaughan, 60, Director since February 2014

Ms. Vaughan was elected to the Board in February 2014. Ms. Vaughan currently advises portfolio companies in technology, life sciences, consumer goods, financial services and media industries, and also serves on the advisory committee for TWV Capital Management, LLC. From 1979 to 2001, Ms. Vaughan held various consulting positions of increasing responsibility with PricewaterhouseCoopers, becoming a partner in 1988 and serving on the PWC U.S. Board of Partners and Global Oversight Board. Following the acquisition of PWC Consulting by IBM in 2002, Ms. Vaughan served as a member of the Global Management Board with responsibility for the integration of consulting practices and also served as the global leader of consulting services lines.

Other Director Criteria:    Ms. Vaughan’s experience includes more than 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. Her expertise includes information technology governance, digital technology, mergers and acquisitions and transaction integration, business strategy and operational management processes for industries such as energy, high technology, consumer products, financial services and telecommunications.

Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2013, non-employee directors of MoneyGram received compensation in the forms of annual cash and equity retainers; MoneyGram does not pay meeting fees. MoneyGram does, however, reimburse its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. For 2013, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, each Committee Chair, including the Chair of the Compliance and Ethics Committee, received an annual cash retainer of $15,000. Additionally, any non-employee director who was not a Committee Chair but who served on two Committees of the Board received an annual multiple committee service cash retainer of $10,000. Each non-employee director also received a cash retainer of $90,000, paid in arrears in four equal installments on the first business day following each calendar quarter. The annual equity retainer for non-employee directors was granted as restricted stock units, or RSUs, having a fair market valuation of $90,000 at the time of grant. Annual equity retainers for non-employee directors are coincident each year with the date of the annual stockholders’ meeting. These RSUs vest one year from the date of grant.

Effective January 1, 2014, the annual cash retainer and the fair market value of the annual equity retainer for non-employee directors have both been increased from $90,000 to $100,000. In addition, the annual cash retainer paid to each Committee Chair, including the Chair of the Compliance and Ethics Committee, has been increased from $15,000 to $20,000.

The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2013. Ms. Patsley does not receive any compensation for her services as a director.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH (3)	STOCK AWARDS (4)	TOTAL
J. Coley Clark	$105,000	$90,013	$195,013
Victor W. Dahir	$103,228	$90,013	$193,241
Antonio O. Garza	$105,000	$90,013	$195,013
Thomas M. Hagerty(1)	—	—	—
Seth W. Lawry(1)	—	—	—
Ganesh B. Rao(1)	—	—	—
W. Bruce Turner	$96,456	$90,013	$186,469
Peggy Vaughan(2)	—	—	—

(1)	THL Directors’ Compensation: In connection with the settlement of certain stockholder litigation in 2012, THL agreed to waive any compensation for its Board Representatives.

(2)	Director Elected in February 2014: Ms. Vaughan was elected to the Board in February 2014 and, therefore, received no compensation for the fiscal year ended December 31, 2013.

(3)	Cash Compensation: For the year 2013, except as noted above, each of our non-employee directors received an annual cash retainer of $90,000 for Board service. MoneyGram also paid an annual cash retainer of $15,000 to each Committee Chair. Additionally, each non-employee director who was not a Committee Chair but who served on two Committees of the Board was paid an annual cash retainer of $10,000.

(4)	Stock Awards: In 2013, each of our non-employee directors received an equity grant of 4,900 RSUs, which RSUs had a grant-date value of $90,013, for Board service. Award amount reflects RSUs with a grant date fair market value equal to $90,000, rounded up to the next whole share in order to avoid the issuance of fractional shares. These grants, made on May 8, 2013, will vest in full on the first anniversary of the date of grant, or May 8, 2014. This award constitutes the aggregate outstanding awards for each of our directors as of December 31, 2013.

Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors. Directors are expected to achieve these ownership levels within the later of five years of the implementation of the guidelines or five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and/or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to herein as the Dodd-Frank Act, the Board is providing stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement. Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures.”

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s goal of developing compensation arrangements that are appropriate and consistent with market practice and with the long-term interests and personnel needs of the Company, as well as the compensation tables and accompanying narrative disclosures. In furtherance of the Company’s goals and objectives, the HRNC, among other things, ensures that performance criteria and targets do not incentivize executives to take unnecessary risks, provides a clawback mechanism in compensation plans, includes long-term and performance vesting provisions in stock option and RSU grants to encourage executives to focus on long-term performance, and has eliminated certain benefits that it viewed were not consistent with market practice.

As previously reported and as discussed further in this proxy statement, despite continued economic challenges and regulatory and litigation proceedings, our financial performance for 2013 included total revenues of $1,474.4 million, up 10 percent in aggregate from 2012, as U.S. and international revenues grew 8 percent and 12 percent, respectively. We also expanded the number of MoneyGram agent locations to approximately 336,000 globally in 2013, up 8 percent over 2012, which has also enabled us to grow our money transfer transaction volume by roughly 13 percent amidst continually challenging economic times.

While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the HRNC will review and consider the voting results when making future decisions regarding our executive compensation program.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” the approval of our executive compensation at this annual meeting of stockholders.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2014, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by Deloitte for fiscal years 2013 and 2012, including related expenses, are as follows (in thousands):

	2013	2012
Audit fees(1)	$1,647	$1,722
Audit-related fees(2)	$349	$337
Tax fees(3)	$7	$7
All other fees	$—	$—

Total fees	$2,003	$2,066

(1)	Audit fees for 2013 and 2012 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes. Audit fees for 2012 also include the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems Worldwide, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2013 and 2012 include professional fees for regulatory compliance filings in certain countries, benefit plan audits and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

(3)	Tax fees for 2013 and 2012 include professional international tax compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 62.7 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2014 at this annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2013: Messrs. Clark, Dahir (Chair) and Turner. All of the members of the Audit Committee are independent within the meaning of the Nasdaq listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2013 and met and held discussions with management and the independent registered public accounting firm, Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2013 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2013, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2013 Form 10-K.

Deloitte also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2013 Form 10-K filed with the SEC.

Respectfully submitted,

Victor W. Dahir (Chair)

J. Coley Clark

W. Bruce Turner

PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of March 14, 2014. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)	Shares of D Stock Beneficially Owned	Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis) (5)
Funds affiliated with Thomas H. Lee Partners, L.P.(2)	36,378,254	62.7%	—	—	50.7%
The Goldman Sachs Group, Inc.(3)	476,633	*	109,239.4718	100%	19.7%
RS Investment Management Co. LLC(4)	3,840,433	6.6%	—	—	5.4%

*	Less than 1 percent.

(1)	Applicable percentage ownership is based on 58,027,509 shares of common stock outstanding as of March 14, 2014 for all stockholders.

(2)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on February 21, 2012 and in the preliminary prospectus supplement filed on March 25, 2014 pursuant to Rule 424(b)(3) of the Securities Act.

As of the record date, beneficial ownership of funds affiliated with Thomas H. Lee Partners, L.P. includes: (i) 20,009,447 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 13,549,334 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 2,366,797 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 74,911 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; (v) 70,418 shares held by THL Operating Partners, L.P.; (vi) 57,156 shares held by THL Coinvestment Partners, L.P.; (vii) 45,984 shares held by THL Managers VI, LLC (collectively the “THL Funds”); (viii) 102,084 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”); and (ix) 102,123 shares held by Great-West Investors, L.P. (the “Great-West Fund”).

THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (MoneyGram), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. Thomas H. Lee Partners, L.P. is the managing member of THL Managers VI, LLC. The Putnam Fund and the Great-West Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Messrs. Thomas M. Hagerty, Seth W. Lawry and Ganesh B. Rao, as board representatives of the THL Funds, may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each of Messrs. Hagerty, Lawry, Rao, DiNovi and Sperling disclaims beneficial ownership of such securities. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III, LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 108,261 shares of our common stock. The Great-West Fund disclaims beneficial ownership of such shares.

The address of each of the THL Funds and Messrs. Hagerty, Lawry, Rao, DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, CO 80111.

(3)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on December 27, 2011 and in the preliminary prospectus supplement filed on March 25, 2014 pursuant to Rule 424(b)(3) of the Securities Act.

Beneficial ownership of The Goldman Sachs Group, Inc. encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), and GSMP V Offshore US, Ltd. (“GSMP Offshore” and, together with the foregoing entities, the “Goldman Entities”).

As of the record date, GS Group has shared voting and dispositive power over 13,683,058 shares of our common stock issuable upon conversion of our D Stock; Goldman, Sachs & Co. has shared voting and dispositive power over 13,307,235 shares of our common stock issuable upon conversion of our D Stock; GSCP Advisors has shared voting and dispositive power over 4,958,851 shares of our common stock issuable upon conversion of our D Stock; GSCP Offshore Advisors has shared voting and dispositive power over 4,124,599 shares of our common stock issuable upon conversion of our D Stock; GS Advisors has shared voting and dispositive power over 1,539,836 shares of our common stock issuable upon conversion of our D Stock; GS GmbH has shared voting and dispositive power over 176,237 shares of our common stock issuable upon conversion of our D Stock; GS Capital has shared voting and dispositive power over 4,958,851 shares of our common stock issuable upon conversion of our D Stock; GS Offshore has shared voting and dispositive power over 4,124,599 shares of our common stock issuable upon conversion of our D Stock; GS Germany has shared voting and dispositive power over 176,237 shares of our common stock issuable upon conversion of our D Stock; GS Parallel has shared voting and dispositive power over 1,363,599 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 1,531,485 shares of our common stock issuable upon conversion of our D Stock; GS

Mezzanine Institutional GP has shared voting and dispositive power over 99,366 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 1,024,970 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore has shared voting and dispositive power over 1,531,485 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional has shared voting and dispositive power over 99,366 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore has shared voting and dispositive power over 1,024,970 shares of our common stock issuable upon conversion of our D Stock; GSMP Offshore has shared voting and dispositive power over 1,531,485 shares of our common stock issuable upon conversion of our D Stock; GSMP Institutional has shared voting and dispositive power over 99,366 shares of our common stock issuable upon conversion of our D Stock; and GSMP Onshore has shared voting and dispositive power over 1,024,970 shares of our common stock issuable upon conversion of our D Stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities.

The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(4)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G/A filed with the SEC on February 14, 2014. RS Investment Management Co. LLC may be deemed to beneficially own an aggregate of 3,840,433 shares of common stock. Of these shares: RS Investment Management Co. LLC has sole voting power over 3,751,606 shares and sole dispositive power over 3,840,433 shares. The address for the beneficial owners is One Bush Street, Suite 900, San Francisco, California 94104.

(5)	Applicable percentage ownership is based on 71,682,439 shares of common stock outstanding, which gives effect to the 109,239.4718 shares of D Stock that are immediately convertible into 13,654,930 shares of common stock by a holder other than the Goldman Sachs Group.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 14, 2014 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executives and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)	Percent of Common Stock(3)
J. Coley Clark	16,396	*
Victor W. Dahir	16,396	*
Antonio O. Garza	10,286	*
Thomas M. Hagerty(4)	36,378,254	62.7%
Seth W. Lawry(4)	36,378,254	62.7%
Pamela H. Patsley	980,160	1.7%
Ganesh B. Rao(4)	36,378,254	62.7%
W. Bruce Turner	22,818	*
Peggy Vaughan	—	—
W. Alexander Holmes	81,600	*
J. Lucas Wimer	112,108	*
Carl Scheible	56,230	*
Steven Piano	101,055	*
All Directors and Executive Officers as a Group (20 persons total)(5)	1,556,083	2.7%

*	Less than 1 percent.

(1)	Includes shares underlying options exercisable within 60 days of March 14, 2014, as follows: Ms. Patsley – 951,027 shares; Mr. Holmes – 77,599 shares; Mr. Wimer – 111,230 shares; Mr. Scheible – 46,887 shares; and Mr. Piano – 98,536 shares.

(2)	Includes 4,900 shares underlying restricted stock units vesting within 60 days of March 14, 2014 for each of the following: Messrs. Clark, Dahir, Garza and Turner.

(3)	Applicable percentage ownership is based on 58,027,509 shares of common stock outstanding as of March 14, 2014.

(4)	Each of Messrs. Hagerty, Lawry and Rao is a Board Representative of THL. The total shares represented for each Board Representative includes 36,378,254 shares of common stock held by the THL Holders. Each of Messrs. Hagerty, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (2) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock held by the THL Holders.

(5)	Includes: 1,438,077 shares underlying options exercisable within 60 days of March 14, 2014; approximately 127 shares held in the 401(k) plan or an IRA or trust, for which participants have shared voting power and sole investment power, as of March 14, 2014; and 4,900 shares underlying restricted stock units vesting within 60 days of March 14, 2014 for each of the following: Messrs. Clark, Dahir, Garza and Turner. Does not include 36,378,254 shares of common stock held by the THL Holders.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

J. Coley Clark (Chair)

Seth W. Lawry

Antonio O. Garza

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to attract, motivate, and retain top executive and managerial talent, and to reward our executives and managers for delivering the results that are expected to build sustainable growth and value for our stockholders over the long term. We believe that our compensation program and plans serve to align the interests of our top executives with those of our stockholders, and we seek to ensure and reinforce this alignment by tying our short- and long-term incentive compensation specifically to our short- and long-term performance achievement. Despite being confronted by a continually challenging economic environment and complex legal and regulatory environments, our management team has delivered strong transaction and revenue results and accomplished significant milestones in 2013 consistent with our strategic priorities that position us well for stockholder value creation in 2014 and beyond.

We continue to enhance our executive compensation program to further strengthen the alignment between performance and compensation, as well as to remain competitive to ensure our ability to attract and retain the best executive and managerial talent available. The details of our current executive compensation programs are set forth later in this Compensation Discussion and Analysis.

Overview of Our Business

MoneyGram, a leading global money transfer company, enables consumers who are not typically fully served by traditional financial institutions to meet certain financial needs. We offer money transfer services worldwide and bill payment services in the United States and Canada through a global network of approximately 336,000 agent locations—including retailers, international post offices and financial institutions—in more than 200 countries and territories around the world. Additionally, we offer financial paper products such as money orders to consumers in the United States and Puerto Rico, and provide official check services for financial institutions in the United States.

2013 Performance Highlights

Despite continued global economic challenges and regulatory and litigation proceedings, overall, 2013 was a year of continued success for MoneyGram. In general, we generated strong results relative to our corporate goals and objectives, and relative to our competitors; we launched several innovative new strategic relationships, which lay the foundation for a new and enhanced digital and mobile product set; and we believe we have positioned the Company well for growth in the coming years.

—	Our total revenues were $1,474.4 million, up 10 percent in aggregate from 2012; U.S. and international revenues were up 8 percent and 12 percent, respectively.

—	Revenues generated by money transfers grew to 87 percent of total revenues, versus 86 percent of total revenues in 2012.

—	We achieved Adjusted EBITDA of $295.5 million, up 6 percent versus 2012, and Adjusted Free Cash Flow of $149.8 million, up 29 percent versus 2012.

—

We expanded the number of MoneyGram agent locations to approximately 336,000 globally, up 8 percent over 2012, which has also enabled us to grow our money transfer transaction volume by roughly 13 percent amidst continually challenging economic times.

—

We extended and expanded several strategic relationships, including those with Walmart, Poste Italiane, among others, as well as adding new relationships, including New Albertson’s LLC, CIMB, and Correos Chile.

—

We entered into several new relationships, including those with PayPal, Lebara, Moneto and Ukash, among others, which will allow the Company to enhance and expand its offering in the digital and mobile money transfer and payments markets.

Executive Compensation Philosophy and Program Design

MoneyGram, its executives and directors are committed to ensuring that our pay and performance are closely linked, and that our compensation program is soundly based in this principle.

MoneyGram believes that a well-designed compensation program is a powerful tool for a company seeking to attract, motivate, reward and retain top executive and managerial talent. We further believe that compensation programs should align the interests of stockholders and executives in achieving and sustaining significant increases in stockholder value over the short- and long-terms.

Our compensation program has been designed with the following objectives in mind:

Overall Objectives

—Motivate our executives to:

—Perform at a high level with the utmost integrity and accountability.

—Support growth and long-term value creation for our stockholders.

—Align the interests of our executives with those of our stockholders.

—Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

—Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

—Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

—Pay our employees (1) competitively relative to the marketplace for talent in which we operate and (2) equitably relative to one another based on job scope and impact, the capabilities and experiences they possess and the performance they demonstrate by:

—Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance.

Pay-For- Performance Objective

—Provide a strong link between pay and performance by:

—Ensuring our compensation programs are consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives.

—Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC.

—Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

—Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, and to take into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Consistent with our philosophy, the following are key features of our executive compensation program design:

—

91 percent of the total direct compensation paid to our CEO and between 72 and 84 percent of the total direct compensation paid to our Named Executives in 2013 was variable and dependent upon performance of both the individual and the Company.

—

Our HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

—	All of our incentive plans provide for maximum payout limits or “caps.”

—

At least annually, our HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.

—

Our long-term incentive awards include both time- and performance-vested stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit; and time- and performance-vested RSUs, which are granted contingently, and are earned only on the basis of achieving certain growth targets over two- and three-year performance periods.

Say-On-Pay and Say-When-On-Pay Advisory Votes

In accordance with the Dodd-Frank Act, our Board of Directors, at our annual meeting of stockholders in May 2011, provided our stockholders with an opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote) and also a non-binding advisory vote on the frequency with which MoneyGram should hold future say-on-pay votes (a “say-when-on-pay” vote).

Through this say-on-pay vote, in which we received approximately 97 percent approval, our stockholders expressed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the HRNC considered the results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executives and encourages long-term retention. As such, no significant changes were made to the program as a result of the vote. Through the say-when-on-pay vote, approximately 90 percent of votes were cast in favor of the Company holding a say-on-pay vote once every three years. As a result, a say-on-pay vote is being conducted at the 2014 annual meeting of stockholders.

2013 Key Actions / Enhancements to the Executive Compensation Program

It is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and that conforms with best practices in executive compensation and corporate governance. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. As a result of the HRNC’s evaluation, we have made a number of enhancements to our executive compensation program that we believe will further strengthen our compensation program and the link between pay and performance. The following table summarizes these enhancements.

Elimination of Excise Tax Gross-Ups	Effective March 27, 2013, the Company no longer has legacy compensation provisions which would allow for excise tax gross-ups; the Company also does not plan to provide such excise tax gross-ups in the future.

Elimination of Share Recycling	The MoneyGram International, Inc. 2005 Omnibus Incentive Plan, which we refer to as the 2005 Plan, has been amended to eliminate “liberal share recycling,” or the reuse of those shares withheld in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award. This amendment was approved by our stockholders at our annual meeting of stockholders held on May 8, 2013.

Equity Grant Guidelines	Taking into consideration the need to define annual long-term incentive opportunities for our executives, the Company adopted a new methodology for making equity grants. Beginning in 2013, the Company will adhere to regular, annual grant guidelines, which guidelines will be reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in reducing the rate at which it issues equity to its executives (i.e., its burn rate) over the longer-term.

Clawback Policy	The Company has included in its bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from certain executives who have later been determined to have responsibility for compliance failures. In addition, we have revised our bonus plan pursuant to the DPA to provide that, going forward, certain executives, including the Named Executives, will be rated on their success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering such executive ineligible for any bonus for that year.

The Role of the Human Resources and Nominating Committee

Structure of the HRNC:    Currently, the HRNC consists of three members of the Board of Directors, two of whom qualify as independent under Nasdaq listing standards, including the Chairman of the HRNC. As a controlled company (also as defined by Nasdaq listing standards) with a single class of common stock and two stockholders owning approximately 70 percent of our common stock (on an as-converted basis), we believe that the HRNC’s composition is representative of the composition of our current Board. We do recognize the value of independent perspectives on the Board, however, and as such, all of the independent members of our Board, including the independent members of the HRNC, meet regularly in executive session. In 2013, the HRNC held five meetings, all of which ended with executive sessions without management present.

Decision Making:    The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent consultant, LB&Co., and management to examine pay and performance matters throughout the year. In determining the compensation of the Named Executives other than the CEO, the HRNC considers the recommendations of the CEO, which are based on Company and individual performance as well as competitive market data.

The HRNC’s Performance Review & Measurement Process:

Responsibilities:    The HRNC has responsibility for the following in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters	—Assisting the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and program.
—Setting the corporate goals and objectives for our CEO and for reviewing, at least annually, our CEO’s performance in light of those goals and objectives.

—Reviewing and approving the compensation of our CEO as well as that of our Named Executives (i.e. base salaries, annual incentives and long-term incentives), including individual arrangements, and/or other benefits and perquisites.

—Obtaining from the full Board ratification of the compensation of our CEO.

—Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

—Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to our CEO the authority to approve recruitment and retention grants of equity compensation to non-executive officers. The HRNC will obtain full Board ratification of any equity grants to our CEO.

—Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

—Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

—Reviewing and approving annual profit sharing contributions, if any, to 401(k) plan or similar qualified pension plans.

—Reviewing the Company’s management succession plans for key executive positions.

—Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to our Named Executives.

—Determining the appropriateness of the stock ownership guidelines for our CEO, other Named Executives and directors, and for monitoring compliance with any such guidelines.

—Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

—Advising the Board regarding the say-on-pay and say-when-on-pay advisory votes required under the Dodd-Frank Act and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

—Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under the Dodd-Frank Act and applicable Nasdaq listing requirements.

Corporate Governance Matters

—Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

—Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.

—Developing and recommending for adoption (or revision) the Company’s Corporate Governance Guidelines.
—Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s Directors.
—Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.
—Reviewing and making recommendations regarding the composition and size of the Board.
—Recommending to the full Board the chairpersons and membership of each Committee of the Board.
—Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters	—Making regular reports to the Board.
—Reviewing and assessing the adequacy of the HRNC Charter at least annually, and recommending any changes to the Board for approval.
—Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.
—Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the Human Resources And Nominating Committee of MoneyGram International, Inc. is available online at: http://ir.moneygram.com/governance.cfm.

Performance Review:    In 2013, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

The Role of the Compensation Consultant

The HRNC engaged LB&Co. for 2013 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and director compensation programs. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2013. MoneyGram paid fees of approximately $250,000 to LB&Co. in 2013 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

—	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

—

Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

—	Providing and analyzing competitive market compensation data.

—	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

—	Assisting in the design and negotiation of executive employment agreements, as applicable.

—	Analyzing the appropriateness of the Compensation Peer Group.

—	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

—	Providing advice and counsel on directors’ compensation.

Compensation Consultant Conflict Of Interest Assessment:    As required by rules adopted by the SEC under the Dodd-Frank Act, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2013. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the Chief Executive Officer

The HRNC determines the compensation of the CEO without management input, but is assisted in this determination by LB&Co. and reviews its determination with the independent members of the Board (without members of management present). Terms of the employment agreement with the CEO are approved by the non-management members of the Board, after considering the recommendation of the HRNC.

In making determinations regarding compensation for other Named Executives, the HRNC considers the recommendations of the CEO and the input received from LB&Co. The CEO recommends compensation, including the compensation provisions of employment agreements for those who have them, for Named Executives other than herself and for all others whose compensation is determined by the HRNC. In making these recommendations, the CEO evaluates the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive marketplace for talent and information provided to her by the Company and information provided to the HRNC by LB&Co. The HRNC advises the Board of its deliberations regarding annual and long-term incentive awards for Named Executives.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and short- and long-term incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. The HRNC further uses this assessment in its determination of the Company’s bonus pool and its consideration of incentive compensation payouts and the overall compensation of our senior executives. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC will also consider recommendations from the Compliance and Ethics Committee regarding risks and risk mitigation.

Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The MoneyGram International, Inc. Performance Bonus Plan, referred to herein as the annual cash incentive plan, and the 2005 Plan use a balanced weighting of multiple performance metrics to determine incentive payouts to our executives. This discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The annual cash incentive plan and the long-term incentive plan are discussed in detail on pages 38 and 40, respectively.

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

The Company has adopted the following Stock Ownership Guidelines, which were implemented in 2012 and which became effective in 2013, for our senior-most executives who are also participants under the 2005 Plan:

POSITION	OWNERSHIP GUIDELINE
CEO	5x Base Salary
EVPs	3x Base Salary
SVPs	2x Base Salary
VPs	1x Base Salary

Each covered officer is expected to achieve these levels of ownership within the later of five years of the implementation of the ownership guidelines or their first becoming eligible to participate in the 2005 Plan at the level of VP and above. Additionally, if an executive receives a promotional salary increase during this time, the HRNC, in its discretion, may extend that executive’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any vested stock options; and any stock held for the incumbent’s benefit in any pension or 401(k) plans.

Policy Regarding Trading in Company Stock

The Company maintains policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit certain employees, officers and directors from engaging in any transaction designed to hedge or offset any decrease in market value of the Company’s securities held by such employees, officers and directors.

Clawback Policy

Currently, the Company’s incentive compensation plans and the terms of our stock options and RSU agreements provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to a Named Executive or other executive if it is later determined that the Named Executive or other executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

The Company has also adopted a clawback policy, which provides that:

—

Certain executives, including the Named Executives, will be rated on his or her success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering an executive ineligible for any bonus for that year.

—	Under the bonus plan, the Company may “recoup” or “clawback” prior bonuses from executives who have later been determined to have contributed to compliance failures.

Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain, and motivate our leaders in an increasingly competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our Compensation Peer Group) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next – particularly for companies in the financial services industry. As a result, we use both Company and individual performance as a primary driver of pay levels, as opposed to market data.

The following 22 companies comprised the 2013 Compensation Peer Group:

ACI Worldwide, Inc.	Equifax Inc.	Lender Processing Services, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	Online Resources Corporation
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	TeleTech Holdings, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Total System Services, Inc.
Convergys Corporation	Genpact Limited	Verifone Systems, Inc.
CoreLogic, Inc.	Global Payments, Inc.	The Western Union Company
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

Competitive Benchmarking:    Historically, MoneyGram has targeted total estimated cash compensation (base salary plus annual incentive opportunity) between the 50th and 75th percentile of the Compensation Peer Group; however, the Company enhanced its practices in 2012 and now uses this market data for informational purposes only, and does not target a specific percentile or make significant pay decisions based on market data alone, to avoid a “ratcheting up” impact. Further, we currently find this data, and market data in general, less reliable since it is subject to significant change from one year to the next – particularly for those companies in the financial services industry. As a result, the HRNC determined beginning in 2012 to use performance as opposed to market data as a primary driver of pay levels.

2014 Compensation Peer Group:    For the upcoming compensation review, the HRNC removed Online Resources Corporation from the Compensation Peer Group for 2014, based on its recent acquisition by ACI Worldwide, Inc.

The following 21 companies comprise the 2014 Compensation Peer Group:

ACI Worldwide, Inc.	Equifax Inc.	Lender Processing Services, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	TeleTech Holdings, Inc.
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	Total System Services, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Verifone Systems, Inc.
Convergys Corporation	Genpact Limited	The Western Union Company
CoreLogic, Inc.	Global Payments, Inc.
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

2013 Performance

Despite continued global economic challenges and regulatory and litigation proceedings, overall, 2013 was a year of continued success for MoneyGram. In general, we generated strong results relative to our corporate goals and objectives, and relative to our competitors; we launched several innovative new partnerships which lay the foundation for a new and enhanced digital and mobile product set; and we positioned the Company well for growth in the coming years.

We continue to experience strong revenue performance, registering growth of 10 percent over 2012; we also experienced healthy growth in other key financial measures including revenues generated by money transfers (up 12 percent), Adjusted EBITDA (up 6 percent), and Adjusted Free Cash Flow (up 29 percent). We expanded our agent network, growing our base to approximately 336,000 at the end of 2013 (up 8 percent versus 2012), with such growth ultimately contributing significantly to our increased transaction volume, which grew approximately 13 percent year-over-year. We also saw 13 percent growth in money transfers (or “sends”) originating outside of the U.S., which is among the fastest developing and most important growth areas for the Company. See pages 40 through 41 and pages 48 through 49 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow discussed above and below to the related GAAP financial measures.

We have expanded and improved our consumer-facing fraud prevention website (moneygram-preventfraud.com), providing enhanced fraud prevention resources and tools, as well as increased education, to our consumers. We also continued to expand our compliance programs and technology. At the same time, we continued to prudently manage our investment portfolio while also maintaining excess liquidity to address changes in the Company’s payment services obligation balance. We manage a portfolio of short-dated, high quality investments that provide sufficient access to funds while preserving value.

In 2013, we also introduced several strategic relationships, including those with PayPal, Lebara, Moneto and Ukash, not only representing a new level of innovation for MoneyGram, but also enhancing our growth into new areas of the payments industry, and in particular growing our presence in digital and mobile. In addition, through our relationship with PayPal, in 2013 we launched the first global solution for consumers who do not have or use a bank account or credit card to fund and maintain a PayPal account, giving them access to ecommerce.

The following results were reviewed by the HRNC to make compensation decisions:

CEO Pay At-A-Glance

The HRNC determined that the appropriate Total Direct Compensation, or TDC, for Ms. Patsley for 2013 performance was approximately $10.11 million, an increase of 412 percent over the prior year. The increase in Ms. Patsley’s total direct compensation was driven primarily by the fact that she did not receive an annual long-term incentive grant in 2012 but did receive an annual long-term incentive grant in 2013. Additionally, in 2013, Ms. Patsley received a one-time contingent performance award, which is also a performance-based long-term incentive award. The increase in Ms. Patsley’s total direct compensation is almost entirely in the form of incentive-based, or variable, compensation, which went from 56 percent of her total compensation in 2012 to 91 percent of her total compensation in 2013. The HRNC considered the Company’s performance to be very competitive considering the economic environment and especially given our peer group’s performance, and considered Ms. Patsley’s compensation, which is predominantly performance-based, to be competitive, reasonable and appropriate.

Ms. Patsley’s Total Direct Compensation ($ Thousands)

(1)	Represents salary approved by the HRNC on March 27, 2013.

Snapshot: How Compensation Is Delivered To Our CEO And Named Executives (Pay Mix)

	COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	COMMENTS
Fixed Compensation	Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.

Variable Compensation	Annual Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual Named Executive goals and contributions to the Company.	Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance. Annual incentive awards are delivered to our CEO and our Named Executives in cash.

	Long-Term Incentive Award	To promote the recruitment and retention of our CEO and Named Executives, to reward performance that drives stockholder value creation, and to align the interests of our management team with those of our stockholders.	Long-term incentive awards are delivered to our CEO and Named Executives in a combination of stock options, which are subject to time- and performance-based vesting, and performance-based (and, for 2014, time-based) RSUs.

2013 Compensation Review and Decisions

As discussed above (under Peer Group Selection and Competitive Benchmarking), we use competitive market data for informational purposes only, basing our decisions instead upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives and avoids the “ratcheting up” effect of tying compensation to market levels.

Overview of Year-End 2013 Total Direct Compensation

INCENTIVE TYPE	COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE
Fixed	Base Salary	— Provides competitive fixed compensation — Balances risk-taking concerns with pay for performance	— Job scope and impact, experience and capability, market compensation levels

Variable	Annual Cash Incentive	— Provides a competitive annual incentive opportunity — Aligns with individual business unit and Company performance

— Payout range: 0%—200% of target

— Based on achievement of financial goals (Total Revenue and Adjusted EBITDA)

— Risk/control and compliance goals

— Based on objective performance metrics, but also allows the HRNC to use judgment in considering quantitative and qualitative performance factors

	Stock Options	— Aligns with share price growth

Options Granted Since 2011

— Ten-year term

— Four-year ratable vesting

Options Granted Prior To 2011

— Ten-year term

— 50% time-based with five-year ratable vesting (except Ms. Patsley, with four-year vesting for 2009 grants)

— 50% performance-based, with vesting predicated on share price

	Performance- Based Restricted Stock Units	— Aligns with share price — Vest based on annual adjusted EBITDA growth target

RSUs Granted in 2011 & 2012

— Payout range: 0% – 200% of target

— Annual adjusted EBITDA growth targets and payouts for 2012 – 2014

RSUs Granted in 2013

— Payout range: 0% – 100% of target

— Annual adjusted EBITDA growth targets and payouts for 2013 – 2015

	One-Time Contingent Performance Awards	— Helps motivate and retain certain key officers and other executives — Cliff vest based on target compound annual growth rate of the Company’s total revenues over a three-year period

— Awarded to certain key officers and other executives

— Compound annual growth rate of the Company’s total revenues over a three-year period as of December 31, 2015

— Contingent grants were made as follows:

— Named Executives: 50% in cash, 50% in RSUs

— All other participants: 100% in cash

Base Salary

Base salary decisions for 2013 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations.

Having considered these factors, the HRNC approved the following base salary increases in 2013:

NAMED EXECUTIVE	BASE SALARY INCREASE		EFFECTIVE DATE	REASON FOR INCREASE
	%	$
Pamela H. Patsley	6.9%	$60,000	3/27/13	Merit increase as reflected in terms of CEO Employment Agreement (as defined below)
W. Alexander Holmes	8.8%	$30,000	3/16/13	Merit increase
J. Lucas Wimer	1.4%	$5,000	3/16/13	Merit increase
Carl Scheible(1)	2.9%	$13,421	4/01/13	Merit increase
Steven Piano	2.8%	$9,800	3/16/13	Merit increase

(1)	Reflects conversion from GBP to USD at a conversion rate of GBP1 = $1.6491 as of December 31, 2013.

Annual Cash Incentive Plan

The annual cash incentive plan provides for annual cash incentive awards based on overall Company performance, individual business unit performance (where applicable), and individual performance and contribution. The HRNC sets specific performance objectives for the Company to achieve under the annual cash incentive plan. The performance measures governing these objectives under the terms of the 2005 Plan may include: sales (including growth or growth rate), revenue (including growth or growth rate), costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share (including growth or growth rate), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income (including income after capital costs and income before or after taxes), margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, average assets, net assets, equity, investment, capital and net capital employed), risk-adjusted return on capital or invested capital, weighted average cost of capital, stockholder return (including total stockholder return relative to an index or peer group), stock price (including growth or growth rate), economic value added, cash generation, cash flow, operating cash flow, free cash flow, unit volume, working capital, market share (in aggregate or by region), cost reductions, strategic plan development and implementation, total market value, value measures including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction, or other applicable measures as the HRNC deems appropriate.

Award Levels

In February 2013, the HRNC reviewed the annual incentive targets for each Named Executive to ensure that the Company is competitive under this element of compensation. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at risk” and tied directly to the achievement of Company and individual performance goals.

For 2013, the HRNC established annual incentive targets for our Named Executives as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2013	12/31/2012
Pamela H. Patsley	120%	120%
W. Alexander Holmes	70%	70%
J. Lucas Wimer	70%	70%
Carl Scheible	75%	75%
Steven Piano	60%	60%

Each Named Executive’s actual annual cash incentive award depends on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC, including business unit performance (where applicable) as well as individual performance and contribution to the Company’s overall results (which is reflected in each Named Executive’s performance rating). As applicable, the HRNC sets the financial objectives for each Named Executive so as to place the appropriate focus on the desired results and key initiatives. In setting these goals the HRNC considers input from management. There is a performance overlay range associated with each Named Executive’s performance rating, which allows a Named Executive’s annual incentive payout to be increased or decreased depending on the executive’s performance rating.

2013 Performance Objectives and Funding Formula

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement, as set forth below.

	THRESHOLD	TARGET	MAXIMUM
Performance Achievement	95.5%	100%	108%
Payout	50%	100%	200%

For 2013, the HRNC approved Total Revenue and Adjusted EBITDA (excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses), each weighted equally, as the performance measures governing annual incentive payouts.

These measures differ from those selected by the HRNC in 2012, which had consisted of Revenue and Operating Income.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2013 RESULTS	2013 PAYOUT RESULTS BY MEASURE (1)
Total Revenue	50%	$1,380.0	$1,445.1	$1,560.7	$1,469.0	120.6%
Adjusted EBITDA(2)	50%	$278.9	$292.0	$315.4	$290.0	92.3%

(1)	Represents payout (as a percentage of target) on each respective performance measure under application of the funding formula presented above.

(2)	Adjusted EBITDA is EBITDA excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses.

The following table indicates a summary of the determination of the results achieved under the plan.

	TOTAL REVENUE ($ IN MILLIONS)	ADJUSTED EBITDA (1) ($ IN MILLIONS)
Metric As Reported	$1,474.4	$295.5
Foreign Currency Impact and Other Adjustments(2)	(5.4)	(5.5)
Metric Achievement Approved by the HRNC	$1,469.0	$290.0

(1)	Adjusted EBITDA is EBITDA excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses.

(2)	Adjustments reflect the net effect of constant currency adjustments and other non-core items.

2013 Actual Annual Cash Incentive Payouts

Based on the results achieved and the relative weighting of each performance objective (as shown in the table above), the 2013 level of performance achievement for the annual cash incentive plan pool was 106.5 percent of target. Each Named Executive also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company and Business Unit performance (where applicable), the Named Executives’ performance ratings also consider his or her technical and leadership competency and abilities in his or her role. All annual cash incentive payouts were approved by the HRNC. The performance goals for all Named Executives were based solely on overall corporate performance.

NAMED EXECUTIVE	PERFORMANCE PERCENTAGE	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET (1)
Pamela H. Patsley	120%	128%
W. Alexander Holmes	120%	128%
J. Lucas Wimer	100%	107%
Carl Scheible	90%	96%
Steven Piano	110%	117%

(1)	Represents a percentage comparison between the actual cash incentive amount paid to the Named Executive and such Named Executive’s target payout amount.

Long-Term Incentives

Stock Options and Restricted Stock Units

In 2013, the HRNC’s decisions relating to equity awards were primarily influenced by the need to recruit and retain certain Named Executives as well as to align the interests of the Named Executives with those of our stockholders. Historically, MoneyGram has granted stock options and RSUs to Named Executives that vest both on the basis of time and performance. MoneyGram has developed these vesting criteria to be both motivational and retentive, with performance-vesting criteria serving to motivate the creation of long-term stockholder value and time-based vesting criteria serving to retain key executives.

The table below sets forth the total number of stock options and RSUs granted to each Named Executive during 2013 in connection with annual long-term incentive awards (which grants do not include the one-time contingent performance awards, which are discussed below):

NAMED EXECUTIVE	STOCK OPTIONS (1)(#)	RESTRICTED STOCK UNITS (2)(#)
Pamela H. Patsley	136,543	104,975
W. Alexander Holmes	26,835	20,631
J. Lucas Wimer	28,413	21,844
Carl Scheible	37,394	28,749
Steven Piano	27,640	21,250

(1)	The stock options vest ratably on each of the first four anniversaries of grant.

(2)	The RSUs vest on the basis of the Company’s average annual adjusted EBITDA performance over a period of three years. Under the terms of the award agreements, these RSUs have the potential to pay out at 50 percent of the number of units awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation.

All participants in our long-term incentive program, including our Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For all equity participants other than Ms. Patsley, a discussion of the treatment of unvested equity upon the termination of employment is included below under “Restricted Stock Unit Agreements” and “Stock Option Agreements.” The treatment of Ms. Patsley’s equity upon termination is discussed under “Executive Employment Agreements.”

Annual Equity Grant Guidelines

In 2012, the HRNC established equity grant guidelines to develop a consistent approach to the granting of equity-based awards. These equity grant guidelines were implemented in 2013.

The equity grant guidelines for 2013, expressed as a multiple of base salary, are set forth below:

LEVEL	PERCENT
CEO	400%
Executive Committee Member	200%
Senior Vice President	50%
Vice President	40%
Senior Director	25%
Director	20%

The HRNC will determine the split between stock options and RSUs and also set the vesting criteria at the time of each grant.

Restricted Stock Units Granted in 2011

In November 2011, the HRNC approved grants of performance-based restricted stock units to the Named Executives and other employees that were intended as annual awards. The restricted stock units vest and become payable in shares of the Company’s common stock to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these restricted stock units are based on the degree to which the Company’s actual performance over the performance period meets, exceeds or falls short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase over a period of two or three years, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and any remaining unvested restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met at the end of the applicable two- or three-year period, but the Company achieves a threshold performance goal, the participant will be entitled to 50% of the target number of restricted stock units that would vest if the targeted performance goal were achieved for the applicable performance period. In the event the Company achieves its maximum performance goal, the participant will be entitled to 200% of the target number of restricted stock units vesting in accordance with the vesting schedule. A pro rata adjustment (straight-line interpolation) will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase of more than the threshold performance goal and less than the maximum performance goal.

In February 2014, the HRNC determined that the Company achieved the threshold performance goal of an average annual adjusted EBITDA growth of 5.86% as of December 31, 2013, which resulted in vesting of 29.3% of the target number of restricted stock units vesting as of the second anniversary of the grant date for eligible recipients of the performance-based restricted stock unit awards.

The following table sets forth the number of performance-based restricted stock units granted in 2011 vesting for applicable Named Executives:

NAMED EXECUTIVE	RESTRICTED STOCK UNITS (#)
Pamela H. Patsley	4,299
W. Alexander Holmes	3,681
J. Lucas Wimer	1,290
Carl Scheible	17,630
Steven Piano	1,290

One-Time Contingent Performance Awards

In February 2013, in an effort to reinforce the motivational and retentive value of our long-term incentives, the HRNC approved a one-time contingent performance award to selected equity participants. Eligibility for this award was limited to those longer-tenured equity participants who currently hold performance-based stock options with vesting criteria predicated on relatively high stock price hurdles (between $24 and $36 and between $36 and $42, depending on the date of grant). The contingent performance awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over the performance period. If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. Our Named Executives who are eligible for the contingent performance award will receive 50 percent of their award in cash and 50 percent in stock, based on RSUs that were granted to such officers that would vest at such time. For all other eligible participants, 100 percent of their award will be paid in cash. If the performance goal is not attained, the performance award will not vest and the participants will not receive any cash or stock related thereto.

For our Named Executives, the following award levels were approved:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Cash ($)	RSUs (#)
Pamela H. Patsley	2/26/2013	$4,325,000	$2,162,500	131,220
W. Alexander Holmes	2/26/2013	$850,000	$425,000	25,789
J. Lucas Wimer	2/26/2013	$900,000	$450,000	27,306
Carl Scheible[1]	2/26/2013	N/A	N/A	N/A
Steven Piano	2/26/2013	$875,500	$437,750	26,563

N/A – Not Applicable

(1)	Mr. Scheible does not hold any performance-based stock options and, therefore, was ineligible for the contingent performance award.

Other Compensation

A portion of our Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefits elements aid us in being able to recruit more effectively and to retain highly qualified executive talent while competing with other companies that offer similar programs.

Retirement Benefits and Deferred Compensation

MoneyGram does not provide any form of pension or deferred compensation, other than the 401(k) Plan, to any of the Named Executives, except for Mr. Scheible. Mr. Scheible participates in a defined contribution plan subject to requirements under UK law.

Severance Benefits

A discussion of the Company’s severance benefits is set forth below under “Severance Benefits.”

Moving Allowances

MoneyGram did not offer any moving allowances to any Named Executives in 2013.

2014 Compensation Decisions

Base Salary

Base salary decisions for 2014 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations; and

—	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2014:

NAMED EXECUTIVE	BASE SALARY INCREASE		EFFECTIVE DATE	REASON FOR INCREASE
	%	$
Pamela H. Patsley	0.0%	$—	N/A	No increase, consistent with the terms of the CEO Employment Agreement
W. Alexander Holmes	21.6%	$80,000	3/01/14	Assumed additional responsibilities and merit increase
J. Lucas Wimer	2.7%	$10,000	3/29/14	Merit increase
Carl Scheible(1)	2.4%	$12,038	4/01/14	Merit increase
Steven Piano	2.8%	$10,000	3/29/14	Merit increase

N/A – Not Applicable

(1)	Reflects conversion from GBP to USD at a conversion rate of GBP1 = $1.6491 as of December 31, 2013.

2014 Performance Measures

Annual Cash Incentive Plan

For 2014, the HRNC approved Total Revenue and Adjusted EBITDA (excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, debt extinguishment costs, stock-based and contingent performance compensation and certain legal expenses), each weighted equally, as the performance measures governing annual incentive payouts.

Annual Equity Grant Guidelines

As a result of the regular, annual review of MoneyGram’s annual equity grant guidelines, the HRNC has approved selected increases in annual grant multiples for the CEO, the CFO/COO and the other Executive Committee members, effective beginning in 2014. The old and new annual equity grant guidelines, expressed as multiples of base salary, are set forth below:

LEVEL	PERCENT (for 2013)	PERCENT (for 2014)
CEO	400%	600%
CFO/COO	200%	250%
Executive Committee Member	200%	225%
Senior Vice President	50%	50%
Vice President	40%	40%
Senior Director	25%	25%
Director	20%	20%

Long-Term Incentive Awards

In accordance with the annual grant guidelines established by the HRNC, the HRNC approved annual long-term equity incentive grants in February 2014. Equity incentive grants awarded in February 2014 to Named Executives were made in RSUs, half of which are time-based RSUs and half of which are performance-based RSUs. The time-based RSUs vest in three equal installments on each anniversary of the grant date. The performance-based RSUs vest upon achieving certain performance goals, with up to 50% of such performance-based RSUs vesting if certain revenue targets from “self-service” transactions are achieved upon completion of the fiscal year ending December 31, 2016, and with up to 50% of such performance-based RSUs vesting if certain Adjusted EBITDA growth performance goals are achieved over the three year period ending December 31, 2016. No performance-based RSUs will vest unless a certain threshold goal of Adjusted EBITDA growth is achieved, and the “self-service” revenue performance-based RSUs are subject to a separate threshold requirement for a minimum amount of “self-service” revenue.

The details of the 2014 long-term equity grants are set forth below:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Time-Based RSUs (#)	Performance- Based RSUs (#)
Pamela H. Patsley	2/24/2014	$5,550,000	138,198	138,198
W. Alexander Holmes	2/24/2014	$1,125,000	28,013	28,013
J. Lucas Wimer	2/24/2014	$843,750	21,010	21,010
Carl Scheible	2/24/2014	$1,172,510	29,196	29,196
Steven Piano	2/24/2014	$832,500	20,730	20,730

Executive Employment Agreements

MoneyGram maintains employment agreements with two of our Named Executives.

Pamela H. Patsley

On March 27, 2013, the Company and Ms. Patsley entered into a new employment agreement, referred to herein as the CEO Employment Agreement, which superseded the prior amended and restated employment agreement between the Company and Ms. Patsley dated September 1, 2009, as amended October 12, 2012 and which was set to expire on August 31, 2013.

Pursuant to the CEO Employment Agreement, Ms. Patsley serves as the Company’s CEO for the period commencing on March 27, 2013 and ending on September 1, 2015. Ms. Patsley will also serve as Chairman of the Board. Under the terms of this agreement, Ms. Patsley will receive an annual base salary of $925,000, which is subject to annual review and may be increased, but not decreased without

Ms. Patsley’s consent, at the discretion of the Board or the HRNC. Ms. Patsley is also eligible to participate in the annual cash incentive plan, with a target annual incentive opportunity equal to 120 percent of her base salary and a maximum annual incentive opportunity equal to two times her target annual incentive if Company performance exceeds targeted levels. Also pursuant to the CEO Employment Agreement, Ms. Patsley shall participate in the 2005 Plan, and be eligible to receive annual equity grants with a grant date fair market value at least equal to four times her base salary in effect at the time of grant. After the year 2013, the HRNC, in its discretion, may adjust the value of Ms. Patsley’s equity award to the extent necessary and appropriate to reflect significant changes in the competitive compensation practices used as a reference in establishing such award value.

Under the terms of the CEO Employment Agreement, Ms. Patsley is also eligible to participate in other benefit plans, in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time.

The CEO Employment Agreement provides that if Ms. Patsley were terminated without “cause” or if she resigns for “good reason” in the absence of a “change of control” (as defined below), she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. With respect to each award of options: (1) subject to performance-based vesting criteria that was granted in 2009, the full amount of each such award would remain outstanding and eligible to vest following termination of employment until the fifth anniversary of the grant date (i.e., the end of the performance period specified for such award) and, if such objectives are not achieved by such date, such award would be forfeited; (2) subject only to time-based vesting criteria that was granted in 2009 and 2011, the unvested portion would remain outstanding and eligible to vest following termination of employment; and (3) held by Ms. Patsley at the time of termination of employment, such awards would remain exercisable until the earlier of (i) expiration of the ten-year term of the options, or (ii) the fifth anniversary of the date of termination to the extent such options are either vested or become vested during the post-termination period. With respect to the restricted stock units and contingent performance award granted in November 2011 and February 2013, the full amount of the awards would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the three-year performance period specified for each such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited. With respect to each other equity or equity-based award granted after the date of the CEO Employment Agreement, if any, made prior to termination of Ms. Patsley’s employment (1) subject to performance-based vesting criteria, the full amount of each such award would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the performance period specified for such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited; and (2) subject only to time-based vesting criteria, the unvested portion of each such award would remain outstanding and eligible to vest following termination of employment.

If Ms. Patsley’s employment were terminated by the Company without cause or by Ms. Patsley for good reason within 12 months following a change of control, she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. In addition, all stock options or any other long-term incentive awards subject to time-based vesting would immediately vest; and a pro-rata portion of all performance-based equity would immediately vest assuming the performance goals applicable to such award have been achieved at target level.

If Ms. Patsley’s employment were terminated for any reason other than cause at or following the expiration of the term on September 1, 2015, Ms. Patsley would be entitled to receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period. In addition, Ms. Patsley’s equity awards and other long term incentive awards would either remain outstanding and eligible to vest, or remain exercisable, for various periods of time, each as described above in the discussion relating to a termination without cause or resignation for good reason in the absence of a change of control.

For purposes of Ms. Patsley’s agreement, “cause,” “good reason” and “change of control” have the following meanings. “Cause” shall mean a good faith finding by the Board of: (A) executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within executive’s control and consistent with executive’s status as a senior executive of the Company and her duties and responsibilities; (B) fraud or material dishonesty in the performance of executive’s duties; (C) an act or acts on executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment of executive for a felony; (E) executive’s willful misconduct or gross negligence in connection with executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; (F) executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to executive, and which breach has a material adverse effect on the Company; or (G) executive’s breach of the non-competition, non-solicitation, confidentiality or assignment of inventions provisions of the agreement, which breach has an adverse effect on the Company. “Good Reason” shall mean without executive’s consent, (A) any material reduction in executive’s position, authority, duties or responsibilities; (B) a material reduction of executive’s base salary, or target bonus opportunity then in effect, except in connection with an across-the-board reduction of not more than 10 percent applicable to similarly situated employees of the Company; or (C) the reassignment of executive’s place of work to a location more than 50 miles from executive’s place of work on the Effective Date; provided that none of the events described in clauses (A), (B) and (C) shall constitute good reason hereunder unless (x) executive shall have given written notice to the Company within 60 days following the occurrence of the event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice. “Change of control” shall generally mean (i) a sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50 percent of the outstanding securities of the Company to an entity or group, or (iii) the merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50 percent of the voting power after the transaction.

Carl Scheible

On March 16, 2012, the Company entered into a Service Agreement with Carl Scheible. Pursuant to the agreement, Mr. Scheible, whose employment commenced on April 16, 2012, serves as an Executive Vice President of MoneyGram. Mr. Scheible’s normal place of employment is the Company’s offices in London. Under the terms of the agreement, Mr. Scheible shall receive an annual salary of £300,000, which is subject to an annual review. The Company may, but is under no obligation to, increase Mr. Scheible’s salary. Mr. Scheible also received a one-time signing bonus in the amount of £10,000 (after applicable withholdings), which amount would have been repayable immediately if, within 12 months after the commencement date, Mr. Scheible’s employment were terminated for any reason, either by him or by the Company. Mr. Scheible is also eligible to participate in the Company’s annual cash incentive compensation plan. Under the terms of his agreement, Mr. Scheible’s annual target incentive opportunity is 75 percent of base salary earnings, with actual payout to be predicated on both individual and corporate performance against business and financial goals for the year. Mr. Scheible shall not be eligible for a bonus in any year if he has not completed at least a full quarter’s employment during the financial year, or his employment terminates for any reason or he is under notice of termination (whether such notice is given by Mr. Scheible or the Company).

In connection with his Agreement, Mr. Scheible received an initial equity award of $2 million, which was awarded 50 percent in stock options (which vest at a rate of 25 percent per year on each of the first four anniversaries of grant) and 50 percent in performance-based restricted stock units (which vest when certain performance measures are achieved). Mr. Scheible will also be eligible for future annual equity awards with a grant date fair value of up to two times his annual base salary; all such future awards shall be at the Company’s discretion, however, and shall not be contractually required.

Under the terms of the agreement, Mr. Scheible is also eligible to participate in other benefit programs in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time. Mr. Scheible is also entitled to receive an annual car allowance of £15,000 (less applicable taxes and statutory deductions in line with United Kingdom legislation).

If Mr. Scheible is terminated by the Company without “cause” (as defined below) or due to death or disability, Mr. Scheible shall be entitled to compensation totaling six months of his base salary only (and no benefits, bonus or profit share payments), provided that should he receive an alternate source of income during this time, Mr. Scheible shall notify the Company and his payments shall be reduced by the amount of such income. Further, on the termination of his employment or upon either Mr. Scheible or the Company having served notice of such termination, Mr. Scheible shall transfer without payment to the Company any qualifying shares held by him directly or as nominee.

For purposes of this agreement, “cause” includes any of the following circumstances in which Mr. Scheible: (i) commits any serious breach of the agreement or is guilty of any gross misconduct or any willful neglect in the discharge of his duties; (ii) repeats or continues (after warning) any breach of the agreement; (iii) is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute (whether or not constituting gross misconduct); (iv) consistently and/or persistently carries out or fails to carry out his duties and obligations under the agreement in a way and/or to a standard of competence that the Board (acting reasonably) considers to be unacceptable; (v) has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors; (vi) is convicted of any criminal offence (other than minor offences under road traffic legislation for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties; (vii) is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; (viii) at any time does not possess the necessary immigration status required in order to work under the agreement in the United Kingdom; (ix) shall become of unsound mind or become a patient under the Mental Health Act 1983; (x) is convicted of an offence under the Criminal Justice Act 1993 Pt V32 or under any other present or future statutory enactment or regulations relating to insider dealings; and (xi) resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives, other than Ms. Patsley and Mr. Scheible, whose trade secret, confidentiality and post-employment restriction provisions are included in their employment agreements, entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under these agreements, each Named Executive agrees to confidentiality obligations that extend indefinitely, and each Named Executive, other than Mr. Scheible, agrees to non-disparagement obligations that also extend indefinitely. In addition, under these agreements, each Named Executive agrees to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the Named Executive. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executive to transition away from the employment with the Company. Participation by a Named Executive in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance plans, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the Named Executives, other than Ms. Patsley and Mr. Scheible, whose severance provisions are included in their employment agreements, entered into an individual severance agreement with the Company. These individual severance agreements only provide for severance in the event that a Named Executive’s employment is terminated by the Company without cause (as defined below) and do not provide for severance benefits in the event of a change in control.

If a Named Executive is terminated without cause, the severance agreement provides for severance in an amount equal to one year of the Named Executive’s annual base salary and, provided the Company achieves its applicable performance goals, a pro rata portion of the Named Executive’s annual target incentive opportunity, payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective Named Executive on or after the first anniversary of such person’s employment with the Company.

For purposes of the severance agreements, “cause” has the following meaning: (A) the executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the executive reports or the Board that are within the executive’s control and consistent with the executive’s status with the Company and his or her duties and responsibilities; (B) fraud or material dishonesty in the performance of the executive’s duties; (C) an act or acts on the executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment for a felony; (E) the executive’s willful misconduct or gross negligence in connection with the executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company; (F) the executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board; or (G) the executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which breach has an adverse effect on the Company.

Restricted Stock Unit Agreements

Pursuant to the terms of the restricted stock unit agreements for restricted stock units awarded in November 2011 and in 2012 and 2013, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability after completion of half of the performance period, any units that are not vested as of such date shall vest with respect to a number of units equal to the product of (x) the number of units that would be eligible for vesting based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the numerator of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. In the event that the units are assumed or otherwise replaced in connection with a change in control (as defined below), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then the units will immediately vest with respect to a number of units that is the greater of (i) the target number of units that would vest if the performance goals were achieved and (ii) the number of units determined based on the actual level of attainment of the performance goals as of the date of the change in control. The performance restricted stock units are also subject to certain forfeiture and repayment provisions.

For purposes of the restricted stock units and the stock option agreements discussed below, “change in control” shall generally mean: (i) a sale or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company to an entity or group or (iii) a merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50% of the voting power after the transaction.

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded in November 2011 and in 2012 and 2013, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case within 12 months following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

Annual Cash Incentive Plan

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control (as defined below), each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

For purposes of the annual cash incentive plan, “change of control” shall generally mean: (i) an acquisition by an individual, entity or group of beneficial ownership of 20% or more of the Company’s outstanding common stock or the Company’s outstanding voting securities, subject to certain exceptions, (ii) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the plan (or are deemed to be an incumbent director) cease to constitute a majority of the Board, (iii) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, subject to certain exceptions or (iv) a complete liquidation or dissolution of the Company.

Compensation and Other Related Policies

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code, or the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless the compensation is qualified performance-based compensation that satisfies specified requirements. The Company generally designs and administers its executive compensation program with the intent to ensure the deductibility of the compensation paid to its Named Executives. However, the HRNC may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the HRNC is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

Stock Ownership Guidelines For Executives (See discussion on page 31)

Policy Regarding Trading in Company Stock (See discussion on page 32)

Clawback Policy (See discussion on page 32)

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Pamela H. Patsley	2013	909,538	—	3,892,494	1,405,451	1,399,900	—	10,200	7,617,583
Chairman and Chief	2012	865,000	—	—	—	1,100,129	—	10,075	1,975,204
Executive Officer	2011	865,000	—	249,830	305,484	1,089,300	—	9,878	2,519,492

W. Alexander Holmes	2013	363,077	—	765,002	276,215	325,600	—	10,200	1,740,094
Executive Vice President,	2012	308,154	—	150,007	160,865	226,997	—	10,075	856,098
CFO and COO	2011	238,045	5,000	74,932	1,079,335	125,100	—	44,308	1,566,720

J. Lucas Wimer	2013	363,846	—	809,992	292,458	271,400	—	10,108	1,747,804
Executive Vice President	2012	355,385	—	—	—	211,554	—	75	567,014
Global Operations	2011	337,692	—	74,932	91,545	225,600	—	103,247	833,016

Carl Scheible (6)	2013	505,490	—	473,784	384,900	363,462	—	83,041	1,810,677
Executive Vice President,	2012	334,491	16,165	999,992	799,556	271,275	—	45,525	2,467,004
Europe and Africa

Steven Piano	2013	357,738	—	787,958	284,501	251,600	—	10,200	1,691,997
Executive Vice President,
HR and Corporate Services

(1)	In general, MoneyGram awards bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity Incentive Plan Compensation column of this table. MoneyGram did, however, award Mr. Holmes a discretionary bonus in 2011, which is recorded under the Bonus column of this table. Mr. Scheible received a signing bonus in 2012 pursuant to the terms of his service agreement.

(2)	The amounts included in these columns represent the aggregate grant date fair value of the stock options and performance restricted stock units awarded to Named Executives in accordance with applicable accounting guidance. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2013 Form 10-K. In accordance with SEC rules, the grant date fair value for performance restricted stock units is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100 percent achievement. With respect to performance restricted stock units granted to Named Executives in 2011 and performance restricted stock units granted to Mr. Scheible in 2012, the value of the performance restricted stock units assuming achievement of the maximum performance level of 200 percent would have been: Ms. Patsley – $499,660; Mr. Holmes – $449,878; Mr. Wimer – $149,864; Mr. Scheible – $1,999,984; and Mr. Piano – $149,864.

(3)	Non-equity incentive plan compensation represents awards earned during 2013, 2012 and 2011 in recognition of the Company’s achievement of performance goals under the annual cash incentive plan.

(4)	No Named Executive is eligible to receive a pension payment.

(5)	For a breakdown of the components that comprise all other compensation for the Named Executives, refer to the table entitled “2013 Details Behind All Other Compensation Column Table” immediately below.

(6)	For details regarding Mr. Scheible’s service agreement, see “— Compensation Discussion and Analysis — Executive Employment Agreements.” All figures reflect conversion from GBP to USD at a conversion rate of GBP1 = $1.6491 as of December 31, 2013.

2013 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Registrant Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)	Tax Reimbursement ($)	Severance	Other ($)	Total ($)
Pamela H. Patsley	2013	—	10,200	—	—	—	—	10,200
W. Alexander Holmes	2013	—	10,200	—	—	—	—	10,200
J. Lucas Wimer	2013	—	10,108	—	—	—	—	10,108
Carl Scheible (2)	2013	24,737	40,439	—	17,865	—	—	83,041
Steven Piano	2013	—	10,200	—	—	—	—	10,200

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The matching contributions for 2013 are set forth in the table. See footnote (2) below for information regarding Mr. Scheible.

(2)	Mr. Scheible’s service agreement provides for GBP 15,000 annual car allowance and eight percent of salary contribution to UK defined contribution plan. Includes $17,865 attributable to a tax reimbursement paid to Mr. Scheible in 2013 relating to his 2012 signing bonus. All figures reflect conversion from GBP to USD at a conversion rate of GBP1 = $1.6491 as of December 31, 2013.

2013 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2013 grants of equity and non-equity plan-based awards for each Named Executive.

Name	Grant Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pamela H. Patsley	02/26/2013	**	547,702	1,095,403	2,190,806
	02/26/2013	*								136,543	16.48	1,405,451
	02/26/2013	*				52,488	104,975					1,729,988
	02/26/2013	*					131,220					2,162,506
W. Alexander Holmes	02/26/2013	**	127,371	254,742	509,484
	02/26/2013	*								26,835	16.48	276,215
	02/26/2013	*				10,316	20,631					339,999
	02/26/2013	*					25,789					425,003
J. Lucas Wimer	02/26/2013	**	127,395	254,790	509,580
	02/26/2013	*								28,413	16.48	292,458
	02/26/2013	*				10,922	21,844					359,989
	02/26/2013	*					27,306					450,003
Carl Scheible	02/26/2013	**	189,813	379,626	759,252
	02/26/2013	*								37,394	16.48	384,900
	02/26/2013	*				14,375	28,749					473,784
Steven Piano	02/26/2013	**	107,334	214,808	429,616
	02/26/2013	*								27,640	16.48	284,501
	02/26/2013	*				10,625	21,250					350,200
	02/26/2013	*					26,563					437,758

*	Denotes equity awards granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all equity awards is the date of the HRNC meeting at which such award is approved.

(2)	Actual payout amounts of these awards have already been determined and were paid in February and March of 2014 and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(3)	All options were granted with an exercise price equal to the greater of $12.00 or the closing sales price of the common stock on the New York Stock Exchange, Inc., or the NYSE, as reported in the consolidated transaction reporting system on the grant date or, if such exchange was not open for trading on such date, on the most recent preceding date when such exchange is open for trading. The exercise prices set forth in the table represent the closing sale price of our common stock on the NYSE on the grant date. Effective as of May 2013, the Company transferred its listing from the NYSE to Nasdaq.

(4)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2013 Form 10-K). For time-based options, the grant date fair value is determined using a Black Scholes model. For restricted stock units, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest. As of December 31, 2013, the Company estimates that achievement of between the threshold and target performance condition is the most probable outcome.

Restricted Stock Units.    Restricted stock units are granted under the 2005 Plan. For annual awards of restricted stock units granted during 2013, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2013 through December 31, 2015. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase target, with the restricted stock units vesting if the performance goal is achieved as of December 31, 2015. In the event the targeted performance goal is not met, but the Company achieves a threshold performance goal, the participant will be entitled to 50 percent of the target number of restricted stock units. Attainment between the threshold and target performance goals is subject to straight-line interpolation. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

During 2013, the Company also issued one-time contingent performance awards, some of which were payable in restricted stock units. Specifically, Named Executives that were eligible to receive such one-time contingent performance awards received their awards 50 percent in cash and 50 percent in stock, based on RSUs that were granted to such officers that would vest at such time. The contingent performance awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over a three-year period. If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. If the performance goal is not attained, the performance award will not vest and the participants will not receive any stock or cash related thereto.

Stock Options.    Stock options are granted under the 2005 Plan. For all options granted during 2013, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the option is the higher of $12.00 or the fair market value of the Company’s common stock as of the grant date. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table summarizes the total outstanding equity awards as of December 31, 2013 for each Named Executive.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value (as of December 31, 2013) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable (#)(1)	Unexercisable (#)(1)
Pamela H. Patsley
Grant Date:
01/21/09	415,625	—	146,875	(5)	12.00	01/21/19	—	—	—	—
05/12/09	93,750	—	31,250		12.72	05/12/19	—	—	—	—
08/31/09	393,750	—	393,750		21.28	08/31/19	—	—	—	—
11/17/11	13,766	13,764	—		17.03	11/17/21	—	—	—	—
11/17/11	—	—	—		—	—	—	—	14,670	304,843
02/26/13	—	136,543	—		16.48	02/26/23	—	—	—	—
02/26/13	—	—	—		—	—	—	—	104,975	2,181,381
02/26/13	—	—	—		—	—	—	—	131,220	2,726,752

W. Alexander Holmes
Grant Date:
08/11/09	40,000	10,000	50,000		18.40	08/11/19	—	—	—	—
02/17/10	7,500	5,000	12,500		22.24	02/17/20	—	—	—	—
07/11/11	10,000	15,000	25,000		28.00	07/11/21	—	—	—	—
11/17/11	4,126	4,124	—		17.03	11/17/21	—	—	—	—
11/17/11	—	—	—		—	—	—	—	4,400	91,432
03/21/12	3,382	10,144	—		18.39	03/21/22	—	—	—	—
03/21/12	—	—	—		—	—	—	—	8,157	169,502
02/26/13	—	26,835	—		16.48	02/26/23	—	—	—	—
02/26/13	—	—	—		—	—	—	—	20,631	428,712
02/26/13	—	—	—		—	—	—	—	25,789	535,895

J. Lucas Wimer
Grant Date:
04/30/10	75,000	50,000	125,000		24.40	04/30/20	—	—	—	—
11/17/11	4,126	4,124	—		17.03	11/17/21	—	—	—	—
11/17/11	—	—	—		—	—	—	—	4,400	91,432
02/26/13	—	28,413	—		16.48	02/26/23	—	—	—	—
02/26/13	—	—	—		—	—	—	—	21,844	453,918
02/26/13	—	—	—		—	—	—	—	27,306	567,419

Carl Scheible
Grant Date:
04/16/12	18,769	56,306	—		16.62	04/16/22	—	—	—	—
04/16/12	—	—	—		—	—	—	—	60,168	1,250,291
02/26/13	—	37,394	—		16.48	02/26/23	—	—	—	—
02/26/13	—	—	—		—	—	—	—	28,749	597,404

Steven Piano
Grant Date:
08/11/09	75,000	18,750	93,750		18.40	08/11/19	—	—	—	—
02/17/10	9,375	6,250	15,626		22.24	02/17/20	—	—	—	—
11/17/11	4,126	4,124	—		17.03	11/17/21	—	—	—	—
11/17/11	—	—	—		—	—	—	—	4,400	91,432
02/26/13	—	27,640	—		16.48	02/26/23	—	—	—	—
02/26/13	—	—	—		—	—	—	—	21,250	441,575
02/26/13	—	—	—		—	—	—	—	26,563	551,979

(1)

For options granted in 2009 through October 2011, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the options vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date, and have a ten-year term, or (ii) for the other applicable Named Executives, in five equal annual installments, beginning one year from the grant date, and have a ten-year term. With respect to the stock performance-vested portion of the options, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

For the options granted November 17, 2011 and thereafter, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the options is the fair market value of the Company’s common stock on the grant date.

(2)	For options granted on January 21, 2009, the exercise price was set at $12.00, which amount was determined to be greater than or equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $12.00 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(3)	For the restricted stock units granted November 17, 2011 and in 2012, and except as described below, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase over a period of two or three years, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and any remaining unvested restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met at the end of the applicable two- or three-year period, but the Company achieves a threshold performance goal, the participant will be entitled to 50% of the target number of restricted stock units that would vest if the targeted performance goal were achieved for the applicable performance period. In the event the Company achieves its maximum performance goal, the participant will be entitled to 200 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. A pro rata adjustment (straight-line interpolation) will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase between the threshold and maximum performance goals. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. For each of the Named Executives, the total number of restricted stock units set forth in the table represent achievement at the threshold level.

For annual awards of restricted stock units granted during 2013, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2013 through December 31, 2015. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase target, with the restricted stock units vesting if the performance goal is achieved as of December 31, 2015. In the event the targeted performance goal is not met, but the Company achieves a threshold performance goal, the participant will be entitled to 50 percent of the target number of restricted stock units. Attainment between the threshold and target performance goals is subject to straight-line interpolation. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments.

During 2013, the Company also issued one-time contingent performance awards, some of which were payable in restricted stock units. Specifically, Named Executives that were eligible to receive such one-time contingent performance awards received their awards 50 percent in cash and 50 percent in stock, based on RSUs that were granted to such officers that would vest at such time. The contingent performance awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over a three-year period. If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. If the performance goal is not attained, the performance award will not vest and the participants will not receive any stock or cash related thereto.

(4)	The market value of shares or units of stock is calculated by multiplying the number of shares or units based upon achievement at the target level that have not vested, by the closing price of our stock on the Nasdaq on December 31, 2013, which was $20.78 per share.

(5)	Effective as of January 21, 2014, the 146,875 performance-based stock options that remained unearned in connection with Ms. Patsley’s January 21, 2009 stock option grant expired pursuant to their terms.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of restricted stock units as of December 31, 2013 for each Named Executive. No stock options were exercised by any Named Executives during 2013.

	Option Awards		Stock Awards (1)
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Pamela H. Patsley	—	—	4,299	$89,334
W. Alexander Holmes	—	—	3,681	$76,492
J. Lucas Wimer	—	—	1,290	$26,807
Carl Scheible	—	—	17,630	$366,352
Steven Piano	—	—	1,290	$26,807

(1)	On February 24, 2014, the HRNC made the determination that certain RSUs that were granted to Ms. Patsley and Messrs. Holmes, Wimer and Piano on November 17, 2011, that were granted to Mr. Holmes on March 31, 2012, and that were granted to Mr. Scheible on April 16, 2012, vested based on the achievement of certain performance goals for the period from January 1, 2012 through December 31, 2013. Settlement of the underlying shares did not take place with respect to such RSUs until February 24, 2014, following the HRNC’s determination that such RSUs had vested.

(2)	Aggregate number of shares acquired upon vesting does not take into account shares withheld for the payment of tax liabilities. The number of shares withheld for the payment of tax liabilities in connection with such vesting was as follows for each of the Named Executives: Ms. Patsley – 1,804 shares; Mr. Holmes – 1,424 shares; Mr. Wimer – 412 shares; Mr. Scheible – 8,287 shares; and Mr. Piano – 451 shares.

(3)	Aggregate dollar amount realized upon vesting is computed by multiplying the number of shares of restricted stock units vested by the market value on the Nasdaq of the underlying shares as of December 31, 2013, which was $20.78. To date, all of the Named Executives continue to hold all of the shares vested, net of any shares withheld for the payment of tax liabilities as discussed in footnote (2) above.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2013. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Potential Payments upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2013. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2013 and do not contemplate changes to existing plans or new plans adopted after December 31, 2013, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below provide an estimate of the payments that may be made to the Named Executives, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination.

The tables include only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

Potential Payments and Benefits upon Termination due to a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon termination due to a change of control of MoneyGram. The following table sets forth the benefits each Named Executive would receive under our awards granted pursuant to the 2005 Plan upon a termination of employment due to a change of control of the Company as of December 31, 2013.

Benefit	Pamela H. Patsley	W. Alexander Holmes	J. Lucas Wimer	Carl Scheible	Steven Piano
Severance payment(1)	$4,040,805	$370,000	$365,000	$254,539	$360,000
Bonus (annual cash incentive plan)(2)	1,166,604	271,300	271,352	404,303	228,770
Accelerated vesting of stock options(3)	638,750	178,900	137,641	395,027	178,942
Accelerated vesting of RSUs(4)	5,123,641	1,149,051	1,085,963	1,481,344	1,058,180
Accelerated vesting of Cash Portion of Contingent Performance Award(5)	2,162,500	425,000	450,000	—	437,750
Welfare benefits(6)	20,082	—	—	—	—

Total	$13,152,382	$2,394,251	$2,309,956	$2,535,213	$2,263,642

(1)

For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement. Mr. Scheible’s Service

Agreement and the severance agreements with Messrs. Holmes, Wimer and Piano do not provide for specific change of control severance payments, but do provide for certain payments upon termination without cause, as set forth in the table below. As such, depending on the circumstances, Messrs. Holmes, Wimer, Scheible and Piano may be entitled to severance payments if they are terminated in connection with a change of control of the Company.

(2)	Amount represents a 2013 annual cash incentive plan payment calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2013, the assumed date of the termination of employment.

(3)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2013 on options that would vest upon a change of control.

(4)	Valuation is based on the realization of the vesting of the restricted stock units plus the spread between the closing market price of our common stock on December 31, 2013 and the grant date multiplied by the target number of restricted stock units.

(5)	Amount represents the value of the cash portion of the one-time contingent performance awards granted to certain executive officers in February 2013 that would accelerate upon the termination event.

(6)	Amount represents the value of continued welfare benefits during the applicable severance period, which is 18 months for Ms. Patsley under her employment agreement.

Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason

If at any time on or after the first anniversary of the date the Named Executive first became an employee of the Company such Named Executive’s employment is terminated without Cause (other than by reason of death or disability), and in the case of Ms. Patsley, also if she terminates her employment for Good Reason, such Named Executive shall be entitled to receive the following benefits under their respective agreements as of December 31, 2013.

Benefit	Pamela H. Patsley (4)	W. Alexander Holmes (5)	J. Lucas Wimer (5)	Carl Scheible (6)	Steven Piano (5)
Severance Payment(1)	$4,040,805	$370,000	$365,000	$254,539	$360,000
Bonus (annual cash incentive plan)(2)	1,166,604	271,300	271,352	—	228,770
Welfare Benefits(3)	20,082	—	—	—	—
Accelerated vesting of stock options	638,750	—	—	—	—
Accelerated vesting of RSUs	143,673	122,962	43,084	589,293	43,084
Accelerated vesting of Cash Portion of Contingent Performance Award	—	—	—	—	—

Total	$6,009,914	$764,262	$679,436	$843,832	$631,854

(1)	For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Part Four — Other Important Information — Compensation Discussion and Analysis” in this proxy statement.

(2)	Amount represents a 2013 annual cash incentive plan payment at target level calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2013, the assumed date of the employment termination. Mr. Scheible’s Service Agreement does not provide for a specific bonus payment upon the termination event, but Mr. Scheible may be entitled to certain statutory payments pursuant to local law depending on the circumstances of the termination event.

(3)	For Ms. Patsley, this amount represents the value of continued welfare benefits for a maximum of 18 months.

(4)	For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

(5)	Messrs. Holmes, Wimer and Piano have entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009, which provides severance if the Named Executive’s employment is terminated by the Company without cause. The severance agreements do not provide change of control severance benefits. The severance agreements provide for: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12, payable in 12 installments; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period, payable in a lump sum. For a description of the severance agreement, see “Part Four — Other Important Information —Compensation Discussion and Analysis — Severance Benefits.”

(6)	Mr. Scheible’s severance terms are included in his Service Agreement. Mr. Scheible’s severance benefits following a termination by the Company without cause includes salary severance equal to six months of his base salary, payable in equal monthly installments. For a description of Mr. Scheible’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Carl-Olav Scheible” in this proxy statement.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that would be due to Ms. Patsley in the event of a retirement under her employment agreement and to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service) or the Named Executive’s death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. The Named Executives would be entitled to receive pro rata payments under certain incentive plans, acceleration of vesting for certain stock options and certain pro rata vesting of restricted stock. The payments below assume that the termination event occurred as of December 31, 2013.

Benefit	Pamela H. Patsley	W. Alexander Holmes	J. Lucas Wimer	Carl Scheible	Steven Piano
Severance Payment	—	—	—	—	—
Bonus (annual cash incentive plan)(1)	$1,166,604	$271,300	$271,352	$404,303	$228,770
Welfare Benefits	—	—	—	—	—
Accelerated vesting of stock options(2)	638,750	68,463	38,276	118,273	82,071
Accelerated vesting of RSUs(3)	143,673	122,962	43,084	589,293	43,084
Accelerated vesting of Cash Portion of Contingent Performance Award(4)	—	—	—	—	—

Total	$1,949,027	$462,725	$352,712	$1,111,869	$353,925

(1)	Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company. The figures above represent the actual results achieved by the Company for the fiscal year.

(2)	In accordance with the terms of the applicable award, unvested stock options that would vest during the 12-month period following the date of such termination will vest. Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2013.

(3)	Valuation is based on the realization of the actual vesting of the earned restricted stock units plus the spread between the closing market price of our common stock on December 31, 2013 and the grant date multiplied by the target number of restricted stock units.

(4)	Amount represents the value of the cash portion of the one-time contingent performance awards granted to certain executive officers in February 2013 that would accelerate upon the termination event.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2013 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2013 under the 2005 Plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad prior to the Spin-Off. No further awards can be made pursuant to the 2004 incentive plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,978,148	$19.46	6,643,214
Equity compensation plans not approved by stockholders	—	—	—

Total	5,978,148	$19.46	6,643,214

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or Goldman Sachs. THL and Goldman Sachs are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Hagerty, Lawry and Rao, who are Managing Directors of Thomas H. Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Hagerty, Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold shares of B Stock to THL and shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760 million.

The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors have certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Hagerty, Lawry and Rao to serve as its Board Representatives. Effective May 2011, the Goldman Sachs Investors no longer have the right to designate a director to the Company’s Board of Directors. For additional information, see “Part Two — Board of Directors and Governance —Board Representation” in this proxy statement.

The Series B Stock provided for payment of cash dividends or, at the Company’s option, the Company could accrue dividends at a higher rate in lieu of paying a cash dividend. Prior to the 2011 Recapitalization, the Company accrued all dividends on the preferred stock. In connection with the 2011 Recapitalization, the Series B Stock was converted into common stock and D Stock, as applicable, and no more dividends were payable with respect to the Series B Stock. In 2011, the Company accrued approximately $20.0 million in dividends on the B Stock and approximately $11.0 million in dividends on the B-1 Stock, which amounts were converted into shares of common stock and D Stock, as applicable, in connection with the 2011 Recapitalization. In addition, the Company paid cash dividends of $13.2 million to THL as holders of the B Stock and $7.3 million to Goldman Sachs as holders of the B-1 Stock in connection with the 2011 Recapitalization.

Equity Registration Rights Agreement/Secondary Offering

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities, which include the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates. As required by the terms of the Equity Registration Rights Agreement, we have filed with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep the shelf registration statement continuously effective under the Securities Act of 1933, as amended, or the Securities Act, until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act, and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

On November 23, 2011, we completed a secondary underwritten public offering, referred to herein as the Secondary Offering, pursuant to which THL sold an aggregate of 1,714,646 shares of common stock and Goldman Sachs sold an aggregate of 7,535,354 shares of common stock at a price of $16.25 per share for an aggregate price of approximately $27.9 million and $122.4 million, respectively. On December 22, 2011, pursuant to the underwriter’s over-allotment option, THL sold an additional 493,762 shares of common stock and Goldman Sachs sold an additional 493,762 shares of common stock at a price of $16.25 per share, for an aggregate price of approximately $8.0 million and $8.0 million, respectively.

2018 Senior Notes

In connection with the completion of the 2008 Recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc., or Worldwide, entered into a second amended and restated note purchase agreement, referred to herein as the Second Amended Note Purchase Agreement, dated as of March 17, 2008, with affiliates of Goldman Sachs, referred to herein as the Initial Purchasers, and THL Credit Partners L.P., a Delaware limited partnership, or THL CP. Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25% senior secured second lien notes due 2018, or the 2018 Notes. On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the 2018 Notes from the Initial Purchasers.

On November 23, 2011 following the completion of the Secondary Offering, Worldwide redeemed $175.0 million aggregate principal amount of the 2018 Notes at a price of 113.25% of the aggregate principal amount of the 2018 Notes so redeemed, plus accrued and unpaid interest thereon.

On March 28, 2013, Worldwide purchased all of the $325.0 million aggregate principal amount of 2018 Notes outstanding at a price equal to 106.625% of the principal amount of the 2018 Notes purchased, plus accrued and unpaid interest. Worldwide purchased the 2018 Notes pursuant to the Note Purchase Agreement, dated March 27, 2013, among Worldwide and certain affiliates of Goldman Sachs who were the holders of the 2018 Notes, or the GS Note Holders. Upon the closing of the Note Purchase Agreement transaction, the 2018 Notes were cancelled, and no 2018 Notes remain outstanding.

2011 Recapitalization

On March 7, 2011, MoneyGram entered into the Recapitalization Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,504 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. On May 4, 2011, the Company entered into an amendment to the Recapitalization Agreement with the Investors to (i) modify the stockholder vote required for approval of the 2011 Recapitalization to be the affirmative vote of a majority of the outstanding shares of our common stock (not including shares held by THL or Goldman Sachs or by any of our executive officers or directors) rather than the majority of such shares present in person or by proxy at the special meeting held to consider and approve, among other things, the

Recapitalization Agreement and (ii) provide that the closing condition with respect to the receipt of the requisite stockholder approvals may not be waived or amended by us or any Investor. On May 18, 2011, the stockholders approved, and MoneyGram effected, the 2011 Recapitalization.

Concurrently with entering into the Recapitalization Agreement, the Company and Worldwide entered into a consent agreement with the GS Note Holders, pursuant to which, in exchange for a payment of $5,000,000, the GS Note Holders consented to the amendment of the indenture governing the 2018 Notes to, among other things, permit the 2011 Recapitalization and the cash payments under the Recapitalization Agreement.

2014 Equity Transactions

On March 24, 2014, the Company launched an underwritten secondary public offering for an aggregate of 8,000,000 shares of common stock by the Investors, with an option for the underwriters to purchase up to an additional 1,200,000 shares of common stock. The Company will not sell any shares in the offering and will not receive any proceeds. Additionally, pursuant to an agreement with the Investors who are affiliates or coinvestors of THL, the Company has agreed to repurchase 8,185,092 shares of its common stock concurrently with the closing of the offering, directly from such Investors in a private, non-underwritten transaction at a price of $16.25 per share of common stock, which is the midpoint between the public offering price and the price to the Investors in the offering, for an aggregate purchase price of approximately $133 million. The repurchased shares will be cancelled and will no longer be outstanding following the completion of the share repurchase. The Investors affiliated with Goldman Sachs will only be selling shares in the offering and not in the share repurchase. The Company expects to fund the share repurchase with borrowings under a new incremental term loan having substantially the same terms as the Company’s existing term loan. The offering, the share repurchase and the incurrence of the new incremental term loan are all contingent on one another and are expected to close on April 2, 2014.

Ceridian Corporation

Mr. Hagerty serves on the board of directors of Ceridian Corporation, and Mr. Rao serves on the board of directors of Ceridian HCM Holding, Inc. Ceridian Corporation provides payroll processing and card-related processing services to the Company. Each of Messrs. Hagerty and Rao are Managing Directors of Thomas H. Lee Partners, L.P. During 2013, we paid Ceridian Corporation approximately $558,000 for payroll and other processing services provided to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation.

West Interactive Corporation

In July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation, or West Interactive, a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of Thomas H. Lee Partners, L.P. own more than 50 percent of West Corporation’s outstanding equity interests and have three representatives on West Corporation’s board of directors. In 2013, the Company paid West Corporation approximately $3,000,000 in fees for services.

Other Matters

In connection with the 2011 stockholders’ derivative complaint that was ultimately resolved in October 2012, THL and the individuals nominated by THL as directors of the Company, referred to collectively herein as the THL Directors, waived all rights to receive cash or equity compensation from the Company for services by the THL Directors or any other directors nominated by THL, and the Company contributed $2.0 million toward the settlement payment in recognition of such waiver.

During 2012, THL agreed to reimburse the Company $300,000 related to amounts payable by the Company in connection with the settlement and related expenses with respect to a third party litigation matter involving a contractual dispute. As of March 10, 2014, all remaining payables due from THL to the Company in connection with this reimbursement have been paid.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2015 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before December 2, 2014. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2015 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 6, 2015, and no later than February 5, 2015.

2013 FORM 10-K

Our 2013 Form 10-K, including financial statements for the year ended December 31, 2013, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2013 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Telephone: (214) 999-7552

Dated: April 1, 2014

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 | 1 OF 2

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

1. Election of Directors

	For	Against	Abstain
01 J. Coley Clark	☐	☐	☐
02 Victor W. Dahir	☐	☐	☐
03 Antonio O. Garza	☐	☐	☐
04 Thomas M. Hagerty	☐	☐	☐
05 Seth W. Lawry	☐	☐	☐
06 Pamela H. Patsley	☐	☐	☐
07 Ganesh B. Rao	☐	☐	☐
08 W. Bruce Turner	☐	☐	☐
09 Peggy Vaughan	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000201595_1 R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-8 -69 -69 3 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1 . Election of Directors For Against Abstain 1 J. Coley Clark 2 Victor W. Dahir 3 Antonio O. Garza . 4 Thomas M. Hagerty 5 Seth W. Lawry 6 Pamela H. Patsley 7 Ganesh B. Rao 8 W. Bruce Turner 9 Peggy Vaughan The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 . Advisory vote to approve executive compensation. For Against Abstain 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2 14. NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 1 -K is/are available at www.proxyvote.com . MONEYGRAM INTERNATIONAL, INC. Annual Meeting of Stockholders Tuesday, May 6, 2 14 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Pamela H. Patsley and Francis Aaron Henry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8: A.M., Central Time, on May 6, 2 14 in the Ritz-Carlton, Oak Room, located at 2121 McKinney Avenue, Dallas, Texas 752 1 and any adjournment or postponement thereof. Attention participants in the MoneyGram International, Inc. 4 1(k) Plan: If you are a participant in MoneyGram’s 4 1(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 4 1(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 4 1(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 1, 2 14 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side